Exhibit 15.1

Deloitte AS Dronning Eufemias gate 14 Postboks 221 Sentrum NO-0103 Oslo Norway Tel: +47 23 27 90 00 Fax: +47 23 27 90 01 www.deloitte.no

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Commissioners:

We have read Item 16F of DHT Holdings, Inc.’s Form 20-F dated March 25, 2021, and have the following comments:

1.	We agree with the statements made in paragraphs one, two, three and four in the section “Change in Registrant’s Certifying Accountant”.

2.	We have no basis on which to agree or disagree with other statements of the registrant contained therein.

Yours truly,

Deloitte AS

March 25, 2021
Oslo, Norway

Deloitte refers to one or more of Deloitte Touche Tohmatsu Limited (“DTTL”), its global network of member firms, and their related entities (collectively, the “Deloitte organization”). DTTL (also referred to as “Deloitte Global”) and each of its member firms and related entities are legally separate and independent entities, which cannot obligate or bind each other in respect of third parties. DTTL and each DTTL member firm and related entity is liable only for its own acts and omissions, and not those of each other. DTTL does not provide services to clients. Please see www.deloitte.no to learn more.

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Registrert i Foretaksregisteret Medlemmer av Den norske Revisorforening Organisasjonsnummer: 980 211 282